Press Release

Clearant Announces Record Fourth Quarter 2006 Results

June 18, 2007

LOS ANGELES—Clearant, Inc. (OTCBB: CLRI) announced record direct distribution revenue for the fourth quarter 2006.

For the fourth quarter 2006, the Company reported record direct distribution revenue of $147,000, an increase of 93.4% over the third quarter 2006 direct distribution revenue of $76,000. Total fourth quarter 2006 revenue grew to $283,000 compared to $89,000 in the fourth quarter 2005. Fourth quarter 2006 net loss and EPS improved to $2,328,000 and $0.06 per share, compared to fourth quarter 2005 net loss of $3,503,000 and $0.09 per share, respectively.

“During the fourth quarter of 2006, we continued to achieve additional market penetration and success in the direct distribution strategy,” said Jon Garfield, Clearant’s CEO.

For the year ended 2006, the Company’s total revenues increased to $770,000, a 42.3% increase over 2005 total revenues of $541,000. 2006 net loss was $9,798,000, or $0.25 per share compared to 2005 net loss of $13,751,000, or $0.47 per share.

The Company plans to release first quarter 2006 results later this week and expects to demonstrate continued growth in its direct distribution revenue strategy.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company began to distribute directly to surgeons, hospitals and clinics Clearant Process sterile implants in June 2006; in addition, Clearant continues to license the Clearant Process and provides its patented sterilization services to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process sterile implants supplied by one of the Company’s licensed partners. Whereas various competing sterilization methods only kill specific types of pathogens (such as bacteria or lipid-enveloped viruses) for specific products, the Clearant Process reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. Also, the Clearant Process is applied during the final packaging. For more information, please visit www.clearant.com.

Contact:

Clearant, Inc.

Jon Garfield
Chief Executive Officer
310-479-4570